UNITED STATES DISTRICT COURT
                          DISTRICT OF CONNECTICUT

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 UR ACQUISITION CORPORATION             :      CIVIL ACTION NO.
 and UNITED RENTALS, INC.                      399CV00625 (DJS)
                                        :
                     Plaintiffs,
                                        :
           -against-
                                        :
 JAMES L. KIRK, RENTAL SERVICE                 JUNE 2, 1999
 CORPORATION and NATIONSRENT, INC.      :

                     Defendants.        x
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                      RSC'S MEMORANDUM IN RESPONSE TO
                          URI'S NOMINEE AFFIDAVITS

      On April 19, 1999, URI filed a preliminary consent solicitation with the SEC, seeking to nominate its own board members to the board of directors for its competitor, RSC.  This was a clear violation of Section 8 of the Clayton Act, 15 U.S.C. section 19, which prohibits interlocking directorates of competing companies.  On April 22, RSC filed a counterclaim and motion for preliminary injunction against URI.


      In response, URI declared that its original nominees were appropriate but it nevertheless proposed new nominees who were hand picked by URI, had already agreed to support URI's tender offer for RSC, and would be paid

 $25,000 merely for agreeing to stand for election.  The only thing that URI disclosed about the new nominees was that they are not presently officers or directors of URI, so the new nominees may still violate the Clayton Act if they have a business relationship with URI.  See Square D Co. v.

 Schneider S.A., 760 F. Supp. 362, 366 (S.D.N.Y. 1991) (holding that defendants cannot "evade section8 liability simply by calling its agents on the competitor's board something other than either officers or directors."); Treves v. Servel, Inc., 244 F. Supp. 773, 776 (S.D.N.Y. 1965)

 (refusing to dismiss Section 8 claim on the merely because interlocking directors resigned on the ground that defendant had not satisfied its heavy burden of proving action would not be repeated).

      On May 19, 1999, this Court ordered URI to produce affidavits on May

 28, 1999, from each of its newly proposed nominees, describing any business relationship between the nominees (or any of their close family members)

 and URI or any of URI's officers or directors.  Rather than issue a written order, the Court relied on URI's good judgment to produce thorough affidavits that would address the issues raised in RSC's counterclaim and motion for preliminary injunction.  The Court stated:


           "Because I'm not going to write an order to that effect, you should get a copy of the record here, and I'm going to rely on your good judgment to be overly careful on what you provide, rather than parsimonious. The more you supply and the more I feel satisfied that these are clean as the pure driven snow, the less problem we're going to have. It will prevent everybody from going to the next stage on this one issue."

 (May 19, 1999 Court Transcript, p. 34, 1.3 - 10) (emphasis added).


      Unfortunately, the URI nominee affidavits do not provide the necessary information.  The affidavits state in conclusory form that there is no current employment relationship between URI and the nominees, without revealing any factual basis for such conclusions.  Even more troubling, the affidavits are all written in the present tense, and fail to disclose if there is any historic relationship between URI (or any its predecessors,

 affiliates, directors or officers and any of the nominees).  A historic business relationship that was terminated just prior to the candidates'

 nomination is precisely the type of relationship that the affidavits were intended to disclose, but do not.


      For example, as drafted, the affidavits do not disclose that David A.

 Bonner's law firm (Katten Muchin & Zavis) performed an extensive amount of work for URI's Chairman and CEO Bradley Jacobs and his predecessor company,

 United Waste.  RSC is informed and believes that such a long standing business relationship exists, but the affidavit does not disclose it.

 Indeed, none of the affidavits address a former or current relationship between the nominees and United Waste, even though this issue was expressly raised at the May 19, 1999 hearing:


           MR. RAPPEL: I wanted to include a predecessor which was managed by United Rentals' chairman up until a couple of years ago, a company called United Wastes Systems, Inc.
                                    ***
           THE COURT: I'm trying to define business relationship as any kind of a legal or beneficial relationship in any entity, other than just being a stockholder in the same corporation that's a public corporation that neither of them control or are officers or directors of. For example, they both own shares of stock in General Motors. That's not enough, unless they're on the board of General Motors or a significant holder, like maybe Mr. Perot was.

 (Court Transcript, p. 32, 1.3 - 6, p. 33, 1.5 - 13.)


      Another deficiency throughout the affidavits is that they "protest too much" because they deny any relationship at all, implying that the nominees were selected virtually at random.  These nominees were not selected at random, so there is some undisclosed relationship.  The affidavit of

 Raymond Troubh provides a good example.  Mr. Troubh declares that he is a director of Triarc Companies, Inc. and that Gerald Tsai, a director of URI,

 is also on the Triarc board.  Incredibly, Mr. Troubh declares that he never discussed URI with Mr. Tsai.  Moreover, the declaration is silent on whether Messrs. Troubh and Tsai have ever discussed RSC.  This type of conclusory, selective disclosure is the very definition of parsimonious.


      In short, the nominee affidavits do not make the requisite disclosures and further evidence the need for RSC to take limited expedited discovery on this issue in order to definitively resolve this portion of the case.

 URI has squandered the opportunity to resolve this matter on an expedited basis with its affidavits.  To prevent a potential violation of the Clayton

 Act, RSC should be authorized to proceed with short (one half day)

 depositions of the nominees immediately.


                          DEFENDANT AND COUNTERCLAIMANT
                          RENTAL SERVICE CORPORATION


                          By:  /s/ Mark V. Connolly
                               ----------------------------------
                               William H. Champlin III
                               CT04202
                               Mark V. Connolly
 OF COUNSEL                    CT05677
 Marc W. Rappel                TYLER COOPER & ALCORN, LLP
 James J. Farrell              CityPlace - 35th Floor
 LATHAM & WATKINS              Hartford, CT 06103-3488
 633 W. 5th Street,            (860) 725-6200
 Suite 4000                    Fax: (860) 278-3802
 Los Angeles, CA 90071         Its Attorneys
 (213) 485-1234


                               CERTIFICATION

      This is to certify that on June 2, 1999 I have served a copy of the foregoing by hand delivery upon the following counsel:

      Thomas J. Groark, Jr.
      Richard M. Reynolds
      Philip S. Wellman
      Robin L. Smith
      Day, Berry & Howard, LLP
      CityPlace I
      Hartford, CT 06103

 and served a copy via U.S. mail upon the following counsel and pro se parties of record by causing it to be mailed on this 2nd day of June, 1999 postage prepaid and properly addressed to:

      Joseph B. Frumkin
      William Sipes
      Sullivan & Cromwell
      125 Broad St.
      New York, NY 10004

      Jay B. Kasner
      Steven J. Kolleeny
      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, NY 10022

      Robert A. Izard
      Bradford S. Babbitt
      Robinson & Cole
      280 Trumbull Street
      Hartford, CT 06103-3597

                               /s/ Mark V. Connolly
                               --------------------------------------
                               Mark V. Connolly